Exhibit 99.1

SPIRALFROG™ RAISES $2 MILLION

Net Proceeds to Fund Growth and Acquire Additional Content

New York, NY – December 27, 2007 – SpiralFrog, Inc., (www.spiralfrog.com) the free, ad-supported Web-based music service, today announced that it has raised an additional two million dollars ($2,000,000) through the private placement of Senior Secured Exchangeable Notes.

The Notes bear interest at 12 percent per annum, with interest payable quarterly, commencing January 1, 2008. The entire principal amount is due on April 19, 2008. The Notes are exchangeable into 2,325,582 common shares at the Exchange Price of $0.86, subject to certain adjustments.

The Company intends to use the net proceeds from the offering to fund the growth of the company, including for the acquisition of additional content for the site.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act.  SpiralFrog has granted one-time demand and unlimited piggyback registration rights with respect to all underlying securities of the Notes. This press release shall not constitute an offer to sell securities, nor should it be deemed to be a solicitation of an offer to buy the securities.
.
About SpiralFrog
Headquartered in New York, SpiralFrog (www.spiralfrog.com) is a Web-based advertising-supported music experience that combines music discovery tools with free and legal downloads of audio and video content licensed directly from the catalogs of the world’s leading music owners.  SpiralFrog offers music-lovers a compelling alternative to illicit file-sharing and pirate sites, with a secure environment for them to satisfy their unyielding passion and thirst for music and entertainment information at no cost except for their time and attention.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of SpiralFrog’s products and website, competitive factors, timing, and other risks described in the Company’s SEC reports and filings.

Media Contact:
Jocelyn Johnson, 212-924-9500, jjohnson@gravitas-pr.com

Financial Press/Investor Relations:
Jenny Lee, 650-996-8583, jlee@gravitas-pr.com